Exhibit 99.1

Contact: Alaine Walsh

Director of Investor Relations

AvalonBay Communities, Inc.

703-317-4632

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES 2006 ANNUAL
MEETING DETAILS AND NEW TRANSFER AGENT INFORMATION

ALEXANDRIA, VA (March 13, 2006) – AvalonBay Communities, Inc. (NYSE/PCX: AVB) announced today the details of the Company’s 2006 Annual Meeting and a change to the Company’s appointed transfer agent.

Annual Meeting Details

The Company’s 2006 Annual Meeting of Stockholders will be held Wednesday, May 17, 2006 at 9:00 A.M. Pacific Time.  Stockholders of record of the Company’s common stock as of the close of business on March 8, 2006 are entitled to vote at the Annual Meeting.  The meeting will be held at the Mandarin Oriental Hotel, 222 Sansome St., San Francisco, California 94104.  The phone number of the Mandarin Oriental Hotel is (415) 276-9888.

Transfer Agent Information

The Company also announced that effective today the Bank of New York has been appointed as transfer agent and registrar of the Company’s Common Stock, par value $0.01 per share, and 8.70% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share.

The Bank of New York’s Shareholder Services can be reached at:

The Bank of New York

Shareholder Relations Department - 12E

P.O. Box 11258

Church Street Station

New York, NY 10286

1-800-524-4458

About AvalonBay Communities

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 156 apartment communities containing 45,161 apartment homes in ten states and the District of Columbia, of which fifteen communities are under construction and two communities are under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web site at www.avalonbay.com.

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved